UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Shuffle Master, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
825549108
(CUSIP Number)

September 30, 2008
(Date of Event which Requires Filing
of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐      Rule 13d-1(b)
☑       Rule 13d-1(c)
☐      Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the reminder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	825549108	Page	2	of	9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Serengeti Asset Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		4,350,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,350,000

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,350,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.8%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	825549108	Page	3	of	9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J.L. Serengeti Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		4,350,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,350,000

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,350,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.8%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	825549108	Page	4	of	9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph A. LaNasa III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		4,350,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,350,000

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,350,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.8%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	825549108	Page	5	of	9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Serengeti Overseas Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		3,416,402

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,416,402

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,416,402

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.2%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	825549108	Page	6	of	9

Item 1	(a)	Name of Issuer

Shuffle Master, Inc.

	(b)	Address of Issuer’s Principal Executive Office

1106 Palms Airport Drive
Las Vegas, Nevada 89119

Item 2	(a)	Names of Persons Filing

This Statement is being filed on behalf of each of the following persons collectively, the “Reporting Persons”):

(i) Serengeti Asset Management LP

(ii) J.L. Serengeti Management LLC

(iii) Joseph A. LaNasa III

(iv) Serengeti Overseas Ltd

	(b)	Address of Principal Business Office

The address of the principal business offices of the Reporting Persons is:

632 Broadway, 12th Floor New York, NY 10012

	(c)	Citizenship

(i) a Delaware limited partnership

(ii) a Delaware limited liability company

(iii) a citizen of the United States

(iv) an exempted company incorporated in the Cayman Islands

	(d)	Title of Class of Securities

Common Stock, par value $0.01 per share (the “Common Stock”)

	(e)	CUSIP Number

825549108

Item 3	This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

CUSIP No.	825549108	Page	7	of	9

Item 4		Ownership

The Reporting Persons previously reported their beneficial ownership on Schedule 13D. As disclosed in the Schedule 13D/A filed on September 30, 2008 (the “Prior 13D”), the Reporting Persons are now eligible to disclose their beneficial ownership on Schedule 13G pursuant to Rule 13d-1(c) under the Act. No ownership change from the Prior 13D is being reported herein.

	(a)	(i)	As of the date hereof, Serengeti Asset Management LP, J.L. Serengeti Management LLC and Joseph A. LaNasa III may be deemed to be the beneficial owner of 4,350,000 shares of Common Stock.

		(ii)	As of the date hereof, Serengeti Overseas Ltd may be deemed to own 3,416,402 shares of Common Stock.

	(b)	Based on there being 55,542,372 shares of Common Stock reported as outstanding as of September 5, 2008 in the Company’s Form 10-Q, dated September 9, 2008, filed with the Securities and Exchange Commission on September 9, 2008:

		(i)	Serengeti Asset Management LP, J.L. Serengeti Management LLC and Joseph A. LaNasa III may be deemed to be the beneficial owner of Common Stock representing 7.8% of the Company’s issued and outstanding Common Stock.

		(ii)	Serengeti Overseas Ltd may be deemed to be the owner of Common Stock representing 6.2% of the Company’s issued and outstanding Common Stock.

	(c)	(i)	Serengeti Asset Management LP, J.L. Serengeti Management LLC and Joseph A. LaNasa III may be deemed to have the sole power to direct the voting and disposition of 4,350,000 shares of Common Stock.

		(ii)	Serengeti Overseas Ltd may be deemed to have the sole power to direct the voting and disposition of 3,416,402 shares of Common Stock.

Item 5	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

See Item 2.

CUSIP No.	825549108	Page	8	of	9

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.	825549108	Page	9	of	9
SIGNATURES
     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated: September 30, 2008.

Serengeti Asset Management LP
By:	/s/ Brandon W. Gardner
	Name:	Brandon W. Gardner
	Title:	Authorized Person

J.L. Serengeti Management LLC
By:	/s/ Joseph A. LaNasa III
	Name:	Joseph A. LaNasa III
	Title:	Authorized Person

Joseph A. LaNasa III
/s/ Joseph A. LaNasa III
	Name:	Joseph A. LaNasa III

Serengeti Overseas Ltd
By:	Serengeti Asset Management LP,
its investment advisor

By:	/s/ Brandon Gardner
	Name:	Brandon Gardner
	Title:	Authorized Person

CUSIP No.	825549108
EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.